Filed pursuant to Rule 424(b)(5)
Registration No. 333-139863

CALCULATION OF REGISTRATION FEE

	Proposed maximum	Amount of
Title of each class of	aggregate offering	registration
securities to be registered	price	fee(1)(2)
Debt Securities	$250,000,000	$13,950

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)	Paid herewith.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 9, 2007)

$250,000,000
Snap-on Incorporated

6.125% Notes due 2021

The notes will mature on September 1, 2021. We may redeem the notes in whole or in part at any time at the applicable redemption prices as described beginning on page S-12. Interest on the notes will accrue at the rate of 6.125% per year. Interest on the notes will be payable semiannually on March 1 and September 1 of each year, beginning on March 1, 2010.

The notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

See “Risk Factors” beginning on page S-6 for a discussion of certain risk factors that prospective investors should consider before investing in our notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price (1)	99.970%	$249,925,000
Underwriting discount	0.675%	$1,687,500
Proceeds, before expenses, to Snap-on Incorporated	99.295%	$248,237,500

(1)  Plus accrued interest from August 14, 2009, if settlement occurs after such date.

The notes will not be listed for trading on any securities exchange. Currently, there is no public market for the notes.

The notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company on or about August 14, 2009.

Active Bookrunners

Citi	J.P. Morgan

Passive Bookrunners

Mizuho Securities USA Inc.	UBS Investment Bank

Barclays Capital

Co-Managers

BBVA Securities	Credit Suisse
Fifth Third Securities, Inc.	RBC Capital Markets
Robert W. Baird & Co.	SOCIETE GENERALE
The Williams Capital Group, L.P.	U.S. Bancorp Investments, Inc.

August 11, 2009

Prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the notes in any state which does not permit their offer or sale. You should not assume that the information provided in this prospectus supplement or the accompanying prospectus, or the information we have previously filed with the Securities and Exchange Commission that we incorporate by reference, is accurate as of any date other than the respective dates of those documents in which such information is contained. If information in this prospectus supplement updates information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

For purposes of this prospectus supplement and the accompanying prospectus, unless otherwise specified or the context otherwise indicates, references to “Snap-on,” “us,” “we,” “our,” “ours,” or the “company” are to Snap-on Incorporated, including, as appropriate, its subsidiaries.

i

FORWARD-LOOKING STATEMENTS

Statements in this document that are not historical facts, including statements (1) that include the words “expects,” “plans,” “targets,” “estimates,” “believes,” “anticipates,” or similar words that reference Snap-on or our management; (2) that are specifically identified as forward-looking; or (3) that describe Snap-on’s or our management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution the reader that any forward-looking statements included in this document that are based upon assumptions and estimates were developed by management in good faith and are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results or regarded as a representation by us or our management that the projected results will be achieved. For those forward-looking statements, we caution the reader that numerous important factors, such as the risk factors beginning on page S-6 and the risks identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Caution Regarding Forward-Looking Statements” and “Quantitative and Qualitative Disclosures About Market Risk” sections of our Quarterly Reports on Form 10-Q for the periods ended April 4, 2009 and July 4, 2009, all of which are incorporated herein by reference, could affect our actual results and could cause our actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Snap-on. We disclaim any responsibility to update any forward-looking statements.

ii

SUMMARY

This summary provides an overview of the company and its subsidiaries and certain key aspects of the offering. This summary is not complete and does not contain all of the information you should consider before purchasing our notes. Before purchasing our notes, you should read carefully all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Risk Factors” and our consolidated financial statements and related notes.

The Company

Snap-on Incorporated, which has been in existence for more than 88 years, is a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users under various brands and trade names.

Our products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. We also derive income from various financing programs to facilitate the sales of our products.

We market our products and brands through multiple distribution sales channels in approximately 130 countries. Our largest geographic markets include the United States, Australia, Canada, China, France, Germany, Italy, Japan, the Netherlands, Spain, Sweden and the United Kingdom. We also reach our customers through our franchisee, company-direct, distributor and Internet channels. We originated the mobile van tool distribution channel in the automotive repair market.

Our business segments are based on the organization structure used by management for making operating and investment decisions and for assessing performance. Our reportable business segments include: (1) the Commercial & Industrial Group; (2) the Snap-on Tools Group; (3) the Diagnostics & Information Group; and (4) Financial Services. The Commercial & Industrial Group consists of the business operations providing tools and equipment products and equipment repair services to a broad range of industrial and commercial customers worldwide through direct, distributor and other non-franchised distribution channels. The Snap-on Tools Group consists of our business operations serving the worldwide franchised van channel. The Diagnostics & Information Group consists of the business operations providing diagnostics equipment, vehicle service information, business management systems, electronic parts catalogs, and other solutions for vehicle service to customers in the worldwide vehicle service and repair marketplace. Financial Services consists of the business operations of Snap-on Credit LLC (“SOC”), our now wholly-owned finance subsidiary, and our wholly-owned finance subsidiaries in those international markets where we have franchise operations.

Our headquarters are located at 2801 80th Street, Kenosha, Wisconsin 53143 and our telephone number is (262) 656-5200.

Recent Developments

On July 16, 2009, we terminated our joint venture agreement with The CIT Group, Inc. (“CIT”) relating to the SOC financial services joint venture. We purchased CIT’s ownership interest in SOC for approximately $8.2 million pursuant to our rights under the joint venture agreement. SOC will continue to service the existing portfolio of contracts, estimated at approximately $830 million as of the termination date, that were previously sold to and remain owned by CIT. We have no obligation to purchase the existing portfolio of contracts owned by CIT.

The operations of SOC are expected to be uninterrupted by the termination of the joint venture, and all activities surrounding the financing of extended credit contracts to customers, leases of shop equipment and loans to franchisees will continue without change. We expect to provide financing for new contract originations to franchisees and their customers on a prospective basis. We estimate that the incremental financing needs of this business will total approximately $450 million over the next 12 months. New contracts originated by SOC will be reflected as finance receivables on our balance sheet, and we will record the interest yield on these receivables over the life of the contracts as financial services revenue. We will also record additional interest cost on debt incurred to fund new contract originations. Previously, we recorded gains on contracts sold to CIT as financial services revenue.

Summary Historical Consolidated Financial Information

Our annual historical information is derived from our audited consolidated financial statements as of and for each of the five fiscal years identified below with certain information restated to reflect the adoption of Statement of Financial Accounting Standards No. 160 (“SFAS No. 160”), “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51,” at the beginning of our 2009 fiscal year. The information as of and for the six months ended July 4, 2009 and June 28, 2008 has been derived from our unaudited interim condensed consolidated financial statements and, in the opinion of management, includes all normal and recurring adjustments that are considered necessary for the presentation of the results for such interim periods. This information is only a summary and should be read in conjunction with the consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2009 and the condensed consolidated financial statements in our Quarterly Reports on Form 10-Q for the periods ended April 4, 2009 and July 4, 2009 which have been incorporated by reference into this prospectus supplement, as well as other information that has been filed with the Securities and Exchange Commission including the Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 11, 2009 that contains further information on the adoption of SFAS No. 160. The historical results included below are not necessarily indicative of our future performance. Results for the six months ended July 4, 2009 are not necessarily indicative of the results to be expected for the full fiscal year ended 2009.

	Six Months Ended		Fiscal Year Ended

	(in millions)
	(unaudited)		(in millions)
	July 4,	June 28,
	2009	2008	2008	2007	2006	2005	2004

Net sales	$1,162.6	$1,487.7	$2,853.3	$2,841.2	$2,455.1	$2,281.0	$2,311.6
Total revenues (1)	1,208.2	1,531.4	2,934.7	2,904.2	2,504.1	2,334.6	2,389.7
Gross profit	512.7	672.4	1,284.6	1,266.6	1,079.8	1,011.2	1,003.2
Net earnings from continuing operations (2)	79.2	128.1	243.6	194.1	101.6	91.7	82.3
Net earnings (2)	79.2	128.1	243.6	186.1	103.8	96.4	84.5
Net earnings attributable to Snap-on Incorporated (2)	72.2	123.5	236.7	181.2	100.1	92.9	81.7
Cash and cash equivalents	524.4	140.6	115.8	93.0	63.4	170.4	150.0
Total assets	3,007.0	2,945.6	2,710.3	2,765.1	2,654.5	2,008.4	2,290.1
Long-term debt	652.6	500.5	503.4	502.0	505.6	201.7	203.2
Total shareholders’ equity attributable to Snap-on Incorporated	1,262.4	1,415.3	1,186.5	1,280.1	1,076.3	962.2	1,110.7

(1)  Defined as Net sales plus Financial services revenue.

(2)  Restated to reflect the adoption of SFAS No. 160 for all periods presented.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges for each of the periods indicated is calculated as follows:

For the purpose of computing our ratio of earnings to fixed charges, earnings consists of earnings before income taxes and equity earnings, adjusted for the distributed income of equity investees, and fixed charges consisting of interest on debt and the estimated interest portion of rents.

	Six Months Ended
	(in millions)		Fiscal Year Ended
	(unaudited)		(in millions)
	July 4,	June 28,
	2009	2008	2008	2007	2006	2005	2004

Earnings before income taxes and equity earnings	$115.2	$188.9	$357.8	$284.2	$147.5	$144.8	$120.9
Distributed income of equity investees	–	1.5	1.5	3.0	–	–	–

Earnings before income taxes and equity earnings, as adjusted	115.2	190.4	359.3	287.2	147.5	144.8	120.9

Fixed charges:
Interest on debt	19.9	17.9	33.1	45.5	20.0	21.1	23.0
Interest element of rentals	1.5	1.5	2.7	2.5	2.2	2.4	1.8

Total fixed charges	21.4	19.4	35.8	48.0	22.2	23.5	24.8

Total adjusted earnings available for payment of fixed charges	136.6	209.8	395.1	335.2	169.7	168.3	145.7

Ratio of earnings to fixed charges	6.4	10.8	11.0	7.0	7.6	7.2	5.9

The Offering

Issuer	Snap-on Incorporated.

Notes Offered	$250,000,000 6.125% Notes due 2021.

Maturity	The notes will mature on September 1, 2021.

Interest	The notes will bear interest at 6.125% per annum, payable semiannually in arrears.

Interest Payment Dates	March 1 and September 1 of each year, beginning on March 1, 2010.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. See “Description of the Notes—General.”

Optional Redemption	We may redeem the notes, in whole or in part, at any time at the make-whole premium redemption price described under “Description of the Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a change of control repurchase event (as defined under “Description of the Notes—Change of Control Repurchase Event”), unless we have exercised our right to redeem the notes, each holder of the notes will have the right to require us to repurchase all or a portion of such holder’s notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.

Covenants	The indenture under which the notes will be issued contains limitations on, among other things, our ability to:

• incur debt secured by certain liens;

• engage in certain sale and lease-back transactions;

• transfer principal properties to specified subsidiaries; and

• the ability to consolidate or merge with or into, or sell substantially all of our assets to, another person.

These covenants are, however, subject to important exceptions. See “Description of Debt Securities—Covenants Applicable to Senior Debt Securities” and “—Merger” in the accompanying prospectus.

Use of Proceeds	We anticipate using the net proceeds from the sale of the notes for general corporate purposes, including, without limitation, working capital, capital expenditures, replacement of financing previously provided to our company and our subsidiaries through the prior joint venture with CIT relating to SOC, and future acquisitions.

Minimum Denominations	The notes will be issued and may be transferred only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Form	The notes are being issued in fully registered form and the notes will be represented by one or more global notes deposited with The

Depository Trust Company (“DTC”) or its nominee and registered in book-entry form in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and transfers will only be made through, the records maintained by DTC and its participants.

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities under the indenture ranking equally and ratably with the notes in all respects (other than the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities).

Governing Law	New York.

Trustee	U.S. Bank National Association.

Risk Factors	For a discussion of factors you should carefully consider before deciding to invest in the notes, see “Risk Factors” beginning on page S-6 of this prospectus supplement and the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Caution Regarding Forward-Looking Statements” and “Quantitative and Qualitative Disclosures About Market Risk” sections of our Quarterly Reports on Form 10-Q for the periods ended April 4, 2009 and July 4, 2009 filed with the Securities and Exchange Commission, all of which are incorporated by reference herein.

For additional information regarding the notes, see “Description of the Notes.”

RISK FACTORS

You should carefully consider the following risk factors, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us.

Risks Related to Our Businesses

For a discussion of risks relating to businesses of Snap-on Incorporated, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, the risks identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Caution Regarding Forward-Looking Statements” and “Quantitative and Qualitative Disclosures About Market Risk” sections of our Quarterly Reports on Form 10-Q for the periods ended April 4, 2009 and July 4, 2009, and our other filings with the Securities and Exchange Commission that are incorporated by reference into this prospectus supplement.

Our financial performance could be adversely affected if we are unable to provide financing for the contracts and loans to be originated by SOC going forward due to the termination of our joint venture with CIT.

An integral component of our business and profitability is our ability to offer financing alternatives to our customers and franchisees. Until recently, our domestic financing operations were managed through our SOC joint venture with CIT. On July 16, 2009, we terminated our joint venture agreement with CIT and, pursuant to our rights under the joint venture agreement, purchased CIT’s ownership interest in SOC for approximately $8.2 million. SOC will continue to service the existing portfolio of contracts, estimated at approximately $830 million as of the termination date, that were previously sold to and remain owned by CIT. We expect to provide financing for new contract originations to franchisees and their customers on a prospective basis and estimate that the incremental financing needs of this business will be approximately $450 million over the next 12 months.

Our financial services operations, including SOC, are highly dependent on our ability to access capital markets to fund their operations at competitive interest rates. Instability and uncertainty in the credit and financial markets could adversely impact the availability of future financing and the terms on which it might be available to us and our customers and franchisees. Our access to capital and the cost of capital is highly dependent upon our credit ratings, and any negative credit rating actions may adversely affect our ability to access credit markets. Inability to access credit markets, or a deterioration in the terms on which financing might be available, to fund our financial services operations could have an adverse impact on our business, financial condition, results of operations and cash flow.

Risks Related to the Notes

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Ratings of the notes may not reflect all risks of an investment in the notes.

The notes will initially be rated by two nationally recognized statistical rating organizations. The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes.

We may not have sufficient cash to repurchase the notes upon the occurrence of a change of control repurchase event.

As described under “Description of the Notes—Change of Control Repurchase Event,” we will be required to offer to repurchase all of the notes upon the occurrence of a change of control repurchase event. We may not, however, have sufficient cash at that time or have the ability to arrange necessary financing on acceptable terms to repurchase the notes under such circumstances. If we are unable to repurchase the notes upon the occurrence of a change of control repurchase event, it would result in an event of default under the indenture.

There may be no public trading market for the notes.

A market for the notes may not develop or, if one does develop, it may not be maintained. If a market develops, the notes could trade at prices that may be higher or lower than the initial offering price or the price at which you purchased the notes, depending on many factors, including prevailing interest rates, our financial performance, the amount of indebtedness we have outstanding, the market for similar securities, the redemption, if any, and repayment features of the notes to be sold and the time remaining to maturity of your notes. We have not applied and do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the notes.

We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness. The indenture, among other things, limits our ability to secure additional debt without also securing the notes, to enter into sale and leaseback transactions and to transfer certain of our assets to unrestricted subsidiaries. However, these limitations are subject to numerous exceptions. See “Description of Debt Securities—Covenants Applicable to Senior Debt Securities” in the accompanying prospectus. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due.

Effective subordination of the notes may reduce amounts available for payment of the notes.

We conduct a significant portion of our operations through our subsidiaries. As a result, our ability to service our debt, including our obligations under the notes and other obligations, is partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or the payment of funds to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available to us, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries depend upon the earnings of those subsidiaries, are subject to various business considerations and may be subject to contractual or statutory restrictions.

Holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of July 4, 2009, our subsidiaries had indebtedness in the aggregate totaling $17.0 million. In the event of a default by a subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such subsidiary’s debt prior to such subsidiary distributing to us amounts that we could have used to make payments on the notes.

In addition, the notes will be unsecured, and as a result, the notes will be effectively subordinated to any and all of our secured debt. The holders of any secured debt may foreclose on our assets securing such debt, reducing the cash flow from the foreclosed property available for payment of our unsecured debt, including the notes. The holders of any secured debt that we may have also would have priority over unsecured creditors in the event of our liquidation. In the event of our bankruptcy, liquidation or similar proceeding, the holders of secured debt would be entitled to proceed against their collateral, and that collateral would not be available for payment of unsecured debt, including the notes.

USE OF PROCEEDS

We anticipate using the net proceeds from the sale of the notes, which will be approximately $247,837,500 after deducting underwriting discounts and offering expenses payable by us, for general corporate purposes, including, without limitation, working capital, capital expenditures, replacement of financing previously provided to our company and our subsidiaries through the prior joint venture with CIT relating to SOC, and future acquisitions.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of July 4, 2009:

•	on an actual basis; and

•	as adjusted to give effect to the sale of the notes in this offering, but not the application of the estimated net proceeds of this offering as described under “Use of Proceeds.”

You should read the information in this table together with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” along with our financial statements and related notes, included elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Actual	As Adjusted
	(in millions)
	(unaudited)

Short-term debt	$166.7	$166.7
Long-term debt:
Long-term debt	652.6	652.6
6.125% notes due 2021 offered hereby	–	250.0

Total debt	819.3	1,069.3

Common shareholders’ equity
Common stock—authorized 250,000,000 shares,
$1 par value; issued 67,244,800 shares	67.2	67.2
Additional paid-in capital	155.0	155.0
Retained earnings	1,501.5	1,501.5
Accumulated other comprehensive income (loss)	(68.7)	(68.7)
Treasury stock at cost	(392.6)	(392.6)

Total shareholders’ equity attributable to Snap-on Incorporated	1,262.4	1,262.4

Total capitalization (1)	$2,081.7	2,331.7

(1)	Defined as Total debt plus Total shareholders’ equity attributable to Snap-on Incorporated.

DESCRIPTION OF THE NOTES

We have summarized the material terms and conditions of the notes below. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and conditions of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. This summary of provisions of the indenture does not purport to be complete and is subject to all of the provisions of the indenture. You should read the indenture and the notes, copies of which are available from us upon request.

Capitalized terms used and not defined in this section of this prospectus supplement have the meanings specified in the indenture. References to “Snap-on,” “us,” “we,” “our,” “ours” or the “company” in this section are to Snap-on Incorporated (parent company only) and not its consolidated subsidiaries.

General

We will issue the notes as a separate series of debt securities under the indenture dated as of January 8, 2007 between us and U.S. Bank National Association, as trustee. This indenture is further described in the accompanying prospectus.

We are initially offering the notes in the aggregate principal amount of $250,000,000. We may, without the consent of the holders of the notes, create and issue additional notes of this series ranking equally with and otherwise similar in all respects to the notes of this series (except for the public offering price and the issue date) so that those additional notes will be consolidated and form a single series with the other outstanding notes of this series. The notes will bear interest at a rate of 6.125% per annum. The notes will mature on September 1, 2021, unless redeemed prior to that date. See “—Interest” below.

We may redeem the notes at any time at our option as described under “—Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will effectively rank junior in right of payment to any secured indebtedness that we may incur in the future to the extent of the assets securing such indebtedness.

A significant amount of our consolidated assets is held by our subsidiaries. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of such subsidiary’s creditors, including trade creditors. See “Risk Factors—Effective subordination of the notes may reduce amounts available for payment of the notes.”

We will issue the notes only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The notes will not have the benefit of any sinking fund.

We may, subject to compliance with applicable law, at any time, purchase notes in the open market or otherwise.

Interest

The notes will mature on September 1, 2021, unless redeemed prior to that date. The notes will bear interest at a rate of 6.125% per annum. Interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2010. Interest will be paid to the person in whose name the notes are registered at the close of business on the February 15 and August 15 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. We will compute interest on the basis of a 360-day year consisting of twelve 30-day months. We will make payments on the notes at the offices of the trustee by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the notes register.

If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

Optional Redemption

All or a portion of the notes may be redeemed at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), plus 37.5 basis points, plus, in each case, accrued and unpaid interest on the notes being redeemed to the redemption date.

Notwithstanding the foregoing, installments of interest payable on the notes being redeemed that are due and payable on interest payment dates falling on a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days prior to the redemption date to each registered holder of the notes. Once notice of redemption is mailed, the notes will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest, if any, to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” means (A) each of Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Mizuho Securities USA Inc. and UBS Securities LLC (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Change of Control Repurchase Event

If a change of control repurchase event occurs, unless we have exercised our right to redeem all of the notes as described above, we will make an offer to each holder of the notes to repurchase in cash all or any part (equal to $1,000 and any integral multiple of $1,000 in excess thereof) of that holder’s notes at a repurchase price equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the transaction that constitutes or may constitute the change of control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date on which such notice is mailed or, if the notice is mailed prior to the change of control, at least 30 days, but no more than 60 days, from the date on which the change of control repurchase event occurs. The notice, if mailed prior to the date of consummation of the change of control, will state that the offer to repurchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the change of control repurchase event payment date, we will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $1,000 or any integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party repurchases all of the notes properly tendered and not withdrawn under the third party’s offer.

“below investment grade rating event” means the notes are rated below investment grade (as defined below) by both rating agencies (as defined below) on any date within the 60-day period after the earlier of the occurrence of a change in control and the first public notice of our intention to effect a change of control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation or as a pledge for security purposes only), in one or a series of related transactions, of all or substantially all of our properties and assets and those of our subsidiaries, taken as a whole, to any person, other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding voting stock (as defined below) or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the first day upon which a majority of the members of our board of directors are not continuing directors (as defined below); or (4) the approval by the holders of the Company’s common stock of any plan or proposal for our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(a) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (b) immediately following that transaction, no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

“continuing directors” means, as of any date of determination, each member of our board of directors who (1) was a member of our board of directors on the date the notes were issued or (2) was nominated for election, elected or appointed to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s, (as defined below); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P, (as defined below); and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.

“voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

BOOK-ENTRY ISSUANCE

The notes will trade in book-entry only form through the facilities of The Depository Trust Company. The notes will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the notes as represented by a global certificate.

For additional information relating to DTC and the book-entry issuance system, see “Description of Debt Securities—Book-Entry, Delivery and Form” in the accompanying prospectus.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

The following is a summary of the material U.S. federal income tax considerations relevant to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the purchase, ownership and disposition of the notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury Regulations promulgated thereunder, judicial decisions and rulings, pronouncements and administrative interpretations of the Internal Revenue Service, all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the Internal Revenue Service will not challenge the conclusions stated below, and no ruling from the Internal Revenue Service or an opinion of counsel has been (or will be) sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies, or investors in pass through entities, including partnerships and Subchapter S corporations. In addition, this summary is limited to holders who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

U.S. Holders

The term “U.S. Holder” means a beneficial owner of a note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•	a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Taxation of Interest

All of the notes bear interest at a fixed rate. We do not intend to issue the notes at a discount that will exceed a de minimis amount. Accordingly, interest on a note will generally be includable in income of a U.S. Holder as ordinary income at the time a U.S. Holder receives the interest or the interest accrues, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A

U.S. Holder using the accrual method of accounting for U.S. federal income tax purposes must recognize interest on the notes as ordinary income as interest accrues. A U.S. Holder using the cash receipts and disbursements method of accounting for U.S. federal income tax purposes must recognize interest as ordinary income when payments are received, or made available for receipt, by the U.S. Holder.

Sale, Exchange, or Retirement of a Note

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, retirement or other taxable disposition of a note measured by the difference, if any, between:

•	the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note (which amount will be taxable as ordinary income to the extent not previously included in income); and

•	the U.S. Holder’s adjusted tax basis in the note.

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale, exchange, retirement or other taxable disposition, the note has been held by the U.S. Holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower U.S. federal income tax rate on their net long-term capital gains than that applicable to ordinary income. U.S. Holders are subject to certain limitations on the deductibility of their capital losses.

Information Reporting and Backup Withholding

U.S. Holders of notes may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on payments of interest, principal, gross proceeds from disposition of notes, and redemption premium, if any. Backup withholding generally applies only if the U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	fails to report interest or dividends properly; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund provided such U.S. Holder timely furnishes the required information to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

We will furnish annually to the Internal Revenue Service, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest and the amount of backup withholding, if any, with respect to the notes.

Non-U.S. Holders

The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note who is not classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” and who is not a U.S. Holder (a “Non-U.S. Holder”). In the case of a Non-U.S. Holder who is an individual, the following summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

Taxation of Interest

Subject to the summary of backup withholding rules below, payments of interest on a note to any Non-U.S. Holder will not generally be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives a required certification from the Non-U.S. Holder (as discussed below) and the Non-U.S. Holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code; or

•	receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed Internal Revenue Service Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury that provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is not a United States person. Alternatively, in a case where a securities clearing organization, bank or other financial institution holds the note in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, we or the person who otherwise would be required to withhold U.S. federal income tax must receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form must be furnished to the payor. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may be required to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. In order to claim the benefit of a lower applicable treaty rate, a Non-U.S. Holder must provide us, or the person who would otherwise be required to withhold U.S. federal income tax, with the required certification (generally, an Internal Revenue Service Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form)).

If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, if the payments of interest are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally. If the Non-U.S. Holder is a corporation for U.S. federal income purposes, such payments also may be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification (generally, an Internal Revenue Service Form W-8ECI).

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, or Retirement of a Note

Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, such gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note, although such proceeds generally are not subject to withholding tax, provided the disposition occurs between interest payment dates. A Non-U.S. Holder should treat any amount received on redemption of a note in the same manner as the Non-U.S. Holder treats proceeds received on a sale.

Information Reporting and Backup Withholding

Any payments of interest on the notes to a Non-U.S. Holder will generally be reported to the Internal Revenue Service and to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

The backup withholding tax and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification of non-U.S. status (as described above under “Taxation of Interest”) has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of the notes by or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a broker that is either a United States person or a U.S. related person, the Treasury Regulations require information reporting, but not backup withholding, on the payment unless the broker has documentary evidence in its files that the beneficial owner is a Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is, in fact, a United States person or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability provided such Non-U.S. Holder timely furnishes the required information to the Internal Revenue Service. We cannot refund amounts once withheld.

THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated August 11, 2009, the underwriters named below, for which Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Mizuho Securities USA Inc., UBS Securities LLC and Barclays Capital Inc. are acting as representatives, have agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes set forth opposite each name below.

Principal Amount
Underwriter	of Notes

Citigroup Global Markets Inc.	$62,500,000
J.P. Morgan Securities Inc.	62,500,000
Mizuho Securities USA Inc.	37,050,000
UBS Securities LLC	37,050,000
Barclays Capital Inc.	18,700,000
BBVA Securities Inc.	4,025,000
Credit Suisse Securities (USA) LLC	4,025,000
Fifth Third Securities, Inc.	4,025,000
RBC Capital Markets Corporation	4,025,000
Robert W. Baird & Co. Incorporated	4,025,000
SG Americas Securities, LLC	4,025,000
The Williams Capital Group, L.P.	4,025,000
U.S. Bancorp Investments, Inc.	4,025,000

Total	$250,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The notes constitute a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue market-making activities at any time without notice. We can give you no assurance as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $400,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Offering Price, Concessions and Reallowances

The underwriters have advised us that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to 0.400% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to 0.250% of the principal amount of the notes. After the initial offering of the notes, the underwriters may change the public offering price and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Stabilization

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve the purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

No Public Offering Outside of the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the notes, or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the notes in any jurisdiction where action for that purpose is required. Accordingly, the notes offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering material or advertisements in connection with the notes may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules or regulations of any such country or jurisdiction.

Other Relationships

The underwriters or their affiliates have performed and may in the future perform certain commercial banking, investment banking and advisory services for us from time to time for which they have received and may receive in the future customary fees and expenses.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Foley & Lardner LLP, Milwaukee, Wisconsin, our counsel, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York, counsel for the underwriters.

EXPERTS

The consolidated financial statements of Snap-on Incorporated that are incorporated by reference in the accompanying prospectus from its Annual Report on Form 10-K for the fiscal year ended January 3, 2009, and the effectiveness of Snap-on Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its reports incorporated therein (which reports express an unqualified opinion on such financial statements and include a reference relating to the recognition of the funded status of Snap-on Incorporated’s defined benefit plans as of December 30, 2006 and express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Such financial statements have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (File No. 001-07724). We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Commission’s web site at http://www.sec.gov or on our website located at http://www.snapon.com. Information on our internet website is not incorporated into this prospectus supplement or the accompanying prospectus.

The Securities and Exchange Commission allows us to “incorporate by reference” into the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of the accompanying prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended January 3, 2009 filed on February 18, 2009;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended April 4, 2009 and July 4, 2009, filed on May 1, 2009 and July 31, 2009, respectively;

•	Proxy Statement on Schedule 14A filed on March 10, 2009; and

•	Current Reports on Form 8-K dated February 19, 2009, June 25, 2009, July 16, 2009 and August 11, 2009, respectively.

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices:

Snap-on Incorporated
Attention: Secretary
2801 80th Street
Kenosha, Wisconsin 53143
(262) 656-5200

PROSPECTUS

SNAP-ON INCORPORATED

DEBT SECURITIES
DEBT WARRANTS
PREFERRED STOCK
PREFERRED WARRANTS
CURRENCY WARRANTS

We may offer these securities in amounts, at prices and on terms determined at the time of offering. Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering and the terms of the securities being sold. The supplement or other offering material may add, update or change information contained in this prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “SNA”.

We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continued or a delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

You should read this prospectus and any supplement carefully before you invest.

See “Risk Factors” in the accompanying prospectus supplement or in such other document we refer you to in the accompanying prospectus supplement for a discussion of certain risks that prospective investors should consider before investing in our securities.

These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2007.

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus together with the more detailed information regarding our company, our securities and our financial statements and notes to those statements that appear elsewhere in this prospectus or that we incorporate in this prospectus by reference.

You should rely on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus, any prospectus supplement or any other offering material. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the respective dates on the front of the prospectus, prospectus supplement or other offering material, as applicable.

THE COMPANY

Snap-on Incorporated, which has been in existence for more than 85 years, is a leading global innovator, manufacturer and marketer of tools, diagnostics and equipment solutions for professional users under various brands and trade names. Our headquarters are located at 2801 80th Street, Kenosha, Wisconsin 53143 and our telephone number is (262) 656-5200.

Our product lines include a broad range of hand and power tools, tool storage, saws and cutting tools, pruning tools, vehicle service diagnostics equipment, vehicle service equipment, including wheel service, safety testing and collision repair equipment, vehicle service information, business management systems, equipment repair services, and other tool and equipment solutions. As a result of our acquisition of ProQuest Business Solutions, our product lines also include integrated software, services and systems that transform complex technical data for parts catalogs into electronic information for the automotive, powersports and outdoor power markets. The financial results of ProQuest Business Solutions will be included in the Diagnostics and Information segment. We also derive income from various financing programs to facilitate the sales of our products. Our customers include automotive technicians, vehicle service centers, manufacturers, industrial tool and equipment users, and those involved in commercial applications such as construction, electrical and agriculture.

We market our products and brands through multiple distribution sales channels in more than 125 countries. Our largest geographic markets include the United States, Australia, Canada, China, France, Germany, Italy, Japan, the Netherlands, Spain, Sweden and the United Kingdom. We originated the mobile dealer van tool distribution channel in the automotive repair segment, but we also reach our customers through company direct, distributor and Internet channels.

Our business segments are based on the organization structure that management uses in making operating and investment decisions and in assessing performance. Our reportable business segments include: (1) the Snap-on Tools Group (2) the Commercial and Industrial Group; (3) the Diagnostics and Information Group; and (4) Financial Services. The Snap-on Tools Group consists of our business operations serving the worldwide franchised van channel. The Commercial and Industrial Group consists of the business operations providing tools and equipment products and equipment repair services to a broad range of industrial and commercial customers worldwide through direct, distributor and other non-franchised distribution channels. The Diagnostics and Information Group consists of the business operations providing diagnostics equipment, vehicle service information, business management systems, and other solutions for vehicle service to customers in the worldwide vehicle service and repair marketplace. Financial Services consists of the business operations of Snap-on Credit LLC, a consolidated, 50%-owned joint venture between Snap-on and The CIT Group, Inc., and our wholly owned finance subsidiaries in those international markets where we have franchisee operations.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement and/or other offering material.

SECURITIES TO BE OFFERED

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time securities in one or more offerings. We may offer and sell the following securities: debt securities, debt warrants, preferred stock, preferred warrants and currency warrants. This prospectus provides you with a general description of these securities.

Each time we offer securities, we will provide you with a prospectus supplement and possibly other offering material that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement or other offering material may also add, update or change information contained in this prospectus.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the provisions described in this prospectus may apply to the offered debt securities will be described in the prospectus supplement and/or other offering material relating to the offered debt securities.

Senior debt securities will be issued under an indenture between Snap-on and U.S. Bank National Association, as trustee, a form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the senior debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the indenture.

The following summaries of the material provisions of the indenture and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, including the definitions of specified terms used in the indenture, and the debt securities. Wherever particular articles, sections or defined terms of an indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture.

General

The indenture does not limit the amount of debt, either secured or unsecured, which we may issue under the indenture or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Some of the debt securities may be issued under the indenture as original issue discount securities to be sold at a substantial discount below their principal amount. Federal income tax and other considerations applicable to any original issue discount securities will be described in the related prospectus supplement. We have the right to “reopen” a previous issue of a series of debt by issuing additional debt securities of such series.

Snap-on conducts a material amount of its operations through subsidiaries and it expects that it will continue to do so. As a result, the right of Snap-on to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of the notes to benefit as creditors of Snap-on from any distribution are subject to prior claims of creditors of the subsidiary. The notes will also effectively rank junior in right of payment to any secured debt of Snap-on.

The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the offered debt securities:

•	the title of the offered debt securities;

•	any limit upon the aggregate principal amount of the offered debt securities;

•	the date or dates (or the manner of calculation thereof) on which the principal of the offered debt securities is payable;

•	the rate or rates (or the manner of calculation thereof) at which the offered debt securities shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest, if any, on the offered debt securities will be payable and each office or agency where the offered debt securities may be presented for transfer or exchange;

•	the period or periods within which, the price or prices at which, the currency or currency units in which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the offered debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices in the currency at which, the currency or currency units in which, and the terms and conditions upon which the offered debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations in which the offered debt securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof;

•	the application, if any, of certain provisions of the indenture relating to discharge and defeasance described in this prospectus with respect to the offered debt securities;

•	if other than the currency of the United States of America, the currencies in which payments of interest or principal of (and premium, if any, with respect to) the offered debt securities are to be made;

•	if the interest on or principal of (or premium, if any, with respect to) the offered debt securities are to be payable, at our election or at the election of a holder thereof or otherwise, in a currency other than that in which such offered debt securities are payable, the period or periods within which, and the other terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in such offered debt securities are denominated or stated to be payable and the currency in which such offered debt securities or any of them are to be so payable;

•	whether the amount of payments of interest on or principal of (or premium, if any, with respect to) the offered debt securities of such series may be determined with reference to an index, formula or other method (which index, formula or method or method may be based, without limitation, on one or more currencies, commodities, equity indices or other indices), and, if so, the terms and conditions upon which and the manner in which such amounts shall be determined and paid or payable;

•	the extent to which any offered debt securities will be issuable in permanent global form, the manner in which any payments on a permanent global debt security will be made, and the appointment of any depository relating thereto;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the offered debt securities of such series, whether or not such events of default or covenants are consistent with the events of default or covenants set forth herein;

•	whether any of the offered debt securities are to be issuable upon the exercise of warrants, and, if so, the time, manner and place for such offered debt securities to be authenticated and delivered; and

•	any other terms of the series (which terms shall not be inconsistent with the provisions of the indenture).

Unless otherwise indicated in any prospectus supplement, principal of and premium, if any, and interest, if any, on the offered debt securities will be payable, and transfers of the offered debt securities will be registerable, at the corporate trust office of the trustee. Alternatively, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register.

Floating Rate Notes

Floating rate notes issued under the indenture will bear interest at a floating interest rate. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding the interest payment date or the date of maturity, as the case may be.

The interest rate for the initial interest period will be the three-month London Interbank offer rate (“LIBOR”), determined as described below as of the applicable determination date, plus a number of basis points to be described in the related prospectus supplement. The interest rate on the floating rate notes for each subsequent interest period will be reset quarterly on each interest payment date. The floating rate notes will bear interest at an annual rate

(computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR plus a number of basis points to be described in the related prospectus supplement.

The interest rate in effect for the floating rate notes on each day will be (a) if that day is an interest reset date, the interest rate determined as of the determination date (as defined below) immediately preceding such interest reset date or (b) if that day is not an interest reset date, the interest rate determined as of the determination date immediately preceding the most recent interest reset date. The determination date will be the second London Business Day immediately preceding the applicable interest reset date.

The calculation agent will be the trustee initially. LIBOR will be determined by the calculation agent as of the applicable determination date in accordance with the following provisions:

•	LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars of not less than U.S. $1,000,000 having a three-month maturity, beginning on the second London Business Day immediately following that determination date, which appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on that determination date. “Telerate Page 3750” means the display designated on page “3750” on Moneyline Telerate, Inc. (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Telerate Page 3750, LIBOR for such determination date will be determined in accordance with the provisions of paragraph (2) below.

•	With respect to a determination date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on that determination date, the calculation agent will request the principal London office of each of four major reference banks (which may include an affiliate of one or more underwriters) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, beginning on the second London Business Day immediately following that determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on that determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time. If at least two quotations are provided, LIBOR for that determination date will be the arithmetic mean of the quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for that determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on that determination date by three major banks selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity beginning on the second London Business Day immediately following that determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time; provided, however, that if the banks selected by the calculation agent are not quoting the rates described in this sentence, LIBOR for that determination date will be LIBOR determined with respect to the immediately preceding determination date, or in the case of the first determination date, LIBOR for the initial interest period.

If the date of maturity of the floating rate notes falls on a day that is not a LIBOR Business Day, the related payment of principal and interest will be made on the next LIBOR Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next LIBOR Business Day. If any interest reset date or interest payment date (other than at the date of maturity) would otherwise be a day that is not a LIBOR Business Day, that interest reset date and interest payment date will be postponed to the next date that is a LIBOR Business Day, except that if such LIBOR Business Day is in the next calendar month, such interest reset date and interest payment date (other than at the date of maturity) shall be the immediately preceding LIBOR Business Day.

“LIBOR Business Day” means any day other than Saturday or Sunday or a day on which banking institutions or trust companies in the City of New York are required or authorized to close and that is also a London Business Day.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Optional Redemption

Floating Rate Notes

All or a portion of floating rate notes may be redeemed at our option at any time or from time to time, after a set date to be identified in the applicable prospectus supplement. The redemption price of the floating rate notes will be 100% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date.

Notwithstanding the foregoing, installments of interest on floating rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the floating rate notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the floating rate notes. Once notice of redemption is mailed, the floating rate notes will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

On and after the redemption date, interest will cease to accrue on the floating rate notes or any portion of the floating rate notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the floating rate notes to be redeemed on that date. If less than all of the floating rate notes are to be redeemed, the floating rate notes to be redeemed shall be selected by lot by The Depository Trust Company (DTC), in the case of floating rate notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of floating rate notes that are not represented by a global security.

Fixed Rate Notes

All or a portion of the fixed rate notes may be redeemed at our option at any time or from time to time. The redemption price for the fixed rate notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the fixed rate notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), plus a set number of basis points to be identified in the applicable prospectus supplement, as determined by the Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest on the fixed rate notes to the redemption date. Notwithstanding the foregoing, installments of interest on fixed rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the fixed rate notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the fixed rate notes. Once notice of redemption is mailed, the fixed rate notes will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue

(expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the fixed rate notes, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the fixed rate notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” (A) Citigroup Global Markets Inc., or Credit Suisse Securities (USA) LLC or J.P. Morgan Securities Inc. (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the fixed rate notes or any portion of the fixed rate notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the fixed rate notes to be redeemed on that date. If less than all of the fixed rate notes are to be redeemed, the fixed rate notes to be redeemed shall be selected by lot by DTC, in the case of fixed rate notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of fixed rate notes that are not represented by a global security.

Denominations, Registration and Transfer

Unless otherwise indicated in any prospectus supplement, the offered debt securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple of $1,000, or the equivalent in foreign currency. No service charge will be made for any registration of transfer or exchange of offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

If the purchase price of any of the offered debt securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of, premium, if any, or interest, if any, on any series of offered debt securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of offered debt securities and the foreign currency or currencies or foreign currency unit or units will be described in the related prospectus supplement.

We will not be required to issue, register the transfer of, or exchange debt securities of any series during the period from 15 days prior to the mailing of a notice of redemption of debt securities of that series to the date the notice is mailed. We will also not be required to register the transfer of or exchange any debt security so selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or preferred stock, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Terms may include provisions for conversion or exchange that is either mandatory, at the option of the holder, or at our option. The number of shares of common stock or preferred stock to be received by the holders of the debt securities will be calculated in the manner, according to the factors and at the time as described in the related prospectus supplement.

Covenants Applicable to Senior Debt Securities

Limitations on Secured Debt

We may not, and may not permit our restricted subsidiaries to, create, assume, or guarantee any indebtedness secured by mortgages, pledges, liens, encumbrances, conditional sale or title retention agreements (excluding operating leases) or other security interests, which we refer to collectively as security interests, on any of our principal properties or any shares of capital stock or indebtedness of any of our restricted subsidiaries without making effective provision for securing the senior debt securities offered under this prospectus and any prospectus supplement equally and ratably with the secured debt. Notwithstanding this limitation on secured debt, we and our restricted subsidiaries may have debt secured by:

•	any security interest on any property hereafter acquired or constructed by us or a restricted subsidiary to secure or provide for the payment of all or any part of the purchase price or construction cost of such property, including, but not limited to, any indebtedness incurred by us or a restricted subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; or (b) the acquisition of property subject to any security interest upon such property existing at the time of acquisition thereof, whether or not assumed by us or such restricted subsidiary; or (c) any security interest existing on the property or on the outstanding shares of capital stock or indebtedness of a person at the time such person shall become a restricted subsidiary; or (d) a security interest on property or shares of capital stock or indebtedness of a person existing at the time such person is merged into or consolidated with us or a restricted subsidiary or at the time of a sale, lease or other disposition of the properties of a person or firm as an entirety or substantially as an entirety to us or a restricted subsidiary, provided, however, that no such security interest shall extend to any other principal property of ours or such restricted subsidiary prior to such acquisition or to the other principal property thereafter acquired other than additions to such acquired property;

•	security interests in property of ours or a restricted subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any department, agency or instrumentality or political subdivision thereof (including, without limitation, security interests to secure indebtedness of the pollution control or industrial revenue bond type), in order to permit us or a restricted subsidiary to perform any contract or subcontract made by it with or at the request of any of the foregoing, or to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such security interests;

•	any security interest on any property or assets of any restricted subsidiary to secure indebtedness owing by it to us or to a restricted subsidiary;

•	any security interest on any property or assets of ours to secure indebtedness owing by us to any restricted subsidiary;

•	mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;

•	any security interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license and any security interest to secure public or statutory obligations;

•	security interests for taxes, assessments or governmental charges or levies not yet delinquent, or the security interests for taxes, assessments or government charges or levies already delinquent but the validity of which is being contested in good faith;

•	security interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed;

•	landlords’ liens on fixtures located on premises leased by us or a restricted subsidiary in the ordinary course of business;

•	security interests in connection with certain permitted receivables financings; or

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any security interest permitted by the indenture.

Limitation on Sale and Leaseback Transactions

We and our restricted subsidiaries may not engage in sale and leaseback transactions (excluding such transactions between us and our restricted subsidiaries or between our restricted subsidiaries) whereby a principal property that is owned by us or one of our restricted subsidiaries and that has been in full operation for more than 180 days is sold or transferred with the intention of taking back a lease of such property (except a lease for a term of no more than three years entered into with the intent that the use by us or such restricted subsidiary of such property will be discontinued on or before the expiration of such term).

The sale and leaseback of a principal property is not prohibited, however, if we and the applicable restricted subsidiary would be permitted under the indenture to incur secured debt equal in amount to the amount realized or to be realized upon the sale or transfer secured by a lien on the principal property to be leased without equally and ratably securing the senior debt securities. We and our restricted subsidiaries may also engage in an otherwise prohibited sale and leaseback transaction if an amount equal to the value of the principal property so leased is applied, subject to credits for delivery by us to the trustee of senior debt securities we have previously purchased or otherwise acquired and specified voluntary redemptions of the senior debt securities, to the retirement (other than mandatory retirement), within 120 days of the effective date of the arrangement, of specified indebtedness for borrowed money incurred or assumed by us or a restricted subsidiary, as shown on our most recent consolidated balance sheet and, in the case of our indebtedness, the indebtedness is not subordinate and junior in right of payment to the prior payment of the senior debt securities.

Permitted Secured Debt

Notwithstanding the limitations on secured debt and sale and leaseback transactions described in this prospectus, we and our restricted subsidiaries may, without securing the senior debt securities, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect to any secured debt permitted by this exception, the aggregate amount of our secured debt and that of our restricted subsidiaries then outstanding (excluding indebtedness secured by the types of security interests listed above under the heading “Limitations on Secured Debt”) and the aggregate value of sale and leaseback transactions, other than sale and leaseback transactions in connection with which indebtedness has been, or will be, retired in accordance with the preceding paragraph, at such time does not exceed 10% of our consolidated stockholders’ equity.

For purposes of determining the amount of secured debt permitted by the exception described in the paragraph above, “consolidated stockholders’ equity” means, at any date, our stockholders’ equity and that of our consolidated subsidiaries determined on a consolidated basis as of such date in accordance with generally accepted accounting principles; provided that, our consolidated stockholders’ equity and that of our consolidated subsidiaries is to be calculated without giving effect to (i) the application of Financial Accounting Standards Board Statement No. 106 or (ii) the cumulative foreign currency translation adjustment. The term “consolidated subsidiary” means, as to any person, each subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such person in accordance with generally accepted accounting principles.

Restrictions on Transfer of Principal Properties to Specified Subsidiaries

The indenture provides that, so long as the senior debt securities of any series are outstanding, we will not, and will not cause or permit any restricted subsidiary to, transfer any principal property to any unrestricted subsidiary, unless such subsidiary shall apply within one year after the effective date of the transaction, or shall have committed within one year of the effective date to apply, an amount equal to the fair value of the principal property at the time of transfer:

•	to the acquisition, construction, development or improvement of properties or facilities which are, or upon the acquisition, construction, development or improvement will be, a principal property or properties or a part thereof;

•	to the redemption of senior debt securities;

•	to the repayment of indebtedness of us or any of our restricted subsidiaries for money borrowed having a maturity of more than 12 months from the date of our most recent consolidated balance sheet, other than any indebtedness owed to any restricted subsidiary; or

•	in part to an acquisition, construction, development or improvement and in part to redemption and/or repayment, in each case as described above.

The fair value of any principal property for purposes of this paragraph will be as determined by our board of directors. In lieu of applying all or any part of any amount to redemption of senior debt securities, we may, within one year of the transfer, deliver to the trustee under the indenture senior debt securities of any series, other than senior debt securities made the basis of a reduction in a mandatory sinking fund payment, for cancellation and thereby reduce the amount to be applied to the redemption of senior debt securities by an amount equivalent to the aggregate principal amount of the senior debt securities so delivered.

Certain Definitions

The following are the meanings of terms that are important in understanding the covenants previously described:

•	“principal property” means any manufacturing plant, office building or similar facility (including associated fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by us or any restricted subsidiary, whether owned on the date hereof or thereafter, provided each such plant, office building or similar facility has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of five percent of the consolidated net tangible assets of us and the restricted subsidiaries and is located in the United States of America, Canada or the Commonwealth of Puerto Rico, other than any such plant, office building or similar facility or portion thereof which, in the opinion of the board of directors (evidenced by a certified board resolution thereof delivered to the Trustee), is not of material importance to the business conducted by us and our restricted subsidiaries taken as a whole.

•	“restricted subsidiary” means any subsidiary of the company that is not an unrestricted subsidiary.

•	“secured debt” means indebtedness for money borrowed and any debt which is secured by a security interest in (a) any principal property or (b) any shares of capital stock or indebtedness of any restricted subsidiary.

•	“subsidiary” means any person of which we, or we and one or more of our subsidiaries, or any one or more subsidiaries, directly or indirectly own more than 50% of the voting stock of such person.

•	“unrestricted subsidiary” means (a) any subsidiary of ours that at the time of determination shall be designated an unrestricted subsidiary by the board of directors (provided, however, that any subsidiary of ours having, as of the end of our most recently completed fiscal year, (i) assets with a value in excess of 5% of the total value of the assets of us and our subsidiaries taken as a whole, or (ii) gross revenue in excess of 5% of our total (gross) revenue and of our subsidiaries taken as a whole, may not be designated as an unrestricted subsidiary under the indenture); and (b) any subsidiary of an unrestricted subsidiary.

Merger

The indenture provides that we may, without the consent of the holders of debt securities, consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge into any other person, provided that:

•	the successor person is a person organized and existing under the laws of the United States or a state thereof;

•	the successor person expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all debt securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by the successor corporation; and

•	immediately after giving effect to the transaction, no default under the indenture has occurred and is continuing.

In addition, we must provide to the trustee an opinion of legal counsel that any such transaction and any assumption by a successor person complies with the applicable provisions of the indenture and that we have complied with all conditions precedent provided in the indenture relating to such transaction.

Other than the covenants described above, or as set forth in any accompanying prospectus supplement, the indenture contains no covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.

Modification of the Indenture

With the consent of the holders of more than 50% in aggregate principal amount of any series of debt securities then outstanding under the indenture, waivers, modifications and alterations of the terms of either indenture may be made which affect the rights of the holders of the series of debt securities. However, no modification or alteration may be made which will:

•	extend the fixed maturity of any debt security, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof or any premium thereon, or make the principal thereof or interest or premium thereon payable in any coin or currency other than that provided in the debt securities, without the consent of the holder of each outstanding debt security affected thereby; or

•	without the consent of all of the holders of any series of debt securities then outstanding affected thereby, reduce the percentage of debt securities of that series, the holders of which are required to consent to:

•	any supplemental indenture;

•	rescind and annul a declaration that the debt securities of any series are due and payable as a result of the occurrence of an event of default;

•	waive any past event of default under the indenture and its consequences; and

•	waive compliance with other specified provisions of the indenture.

In addition, as described in the description of “Events of Default” set forth below, holders of more than 50% in aggregate principal amount of the debt securities of any series then outstanding may waive past events of default in specified circumstances and may direct the trustee in enforcement of remedies.

We and the trustee may, without the consent of any holders, modify and supplement the indenture:

•	to evidence the succession of another person to us under the indenture, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of us pursuant to specified provisions of the indenture;

•	to add to the covenants of us such further covenants, restrictions, conditions or provisions as our board of directors and the trustee shall consider to be for the protection of the holders of debt securities of any or all series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or event of default with respect to such series permitting the enforcement of all or any of the several remedies provided in the indenture; provided, however, that in respect of any such additional covenant, restriction or condition, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default;

•	to modify the indenture to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939;

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the trustee; or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of the holders;

•	to secure the debt securities of all series in accordance with the indenture;

•	to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the indenture with respect to one or more series of debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for the issuance under the indenture of debt securities in coupon form (including debt securities registrable as to principal only) and to provide for exchangeability of such debt securities with debt securities of the same series issued hereunder in fully registered form and to make all appropriate changes for such purpose;

•	to change or eliminate any of the provisions of the indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; and

•	to establish any additional form of debt security, as permitted by the indenture, and to provide for the issuance of any additional series of debt securities, as permitted by the indenture.

Defeasance, Satisfaction and Discharge to Maturity or Redemption

Defeasance of any Series

If we deposit with the trustee, in trust, at or before maturity or redemption, (A) lawful money in an amount, (B) direct obligations of the United States, or of any other government which issued the currency in which the debt securities of a series are denominated, or obligations which are guaranteed by the United States or the other government (which direct or guaranteed obligations are full faith and credit obligations of such government, are denominated in the currency in which the debt securities of such are denominated and which are not callable or redeemable at the option of the issuer there) in an amount and with a maturity so that the proceeds therefrom will provide funds, or (C) a combination thereof in an amount, sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay when due the principal, premium, if any, and interest to maturity or to the redemption date, as the case may be, with respect to any series of debt securities then outstanding, and any mandatory sinking fund payments or similar payments or payment pursuant to any call for redemption applicable to such debt securities of such series on the day on which such payments are due and payable in accordance with the terms of the indenture and such debt securities, then the provisions of the indenture would no longer be effective as to the debt securities to which such deposit relates, including the restrictive covenants described in this prospectus and events of default relating to the payment of other indebtedness and the performance of covenants that are not specifically described as events of default in the indenture, except as to:

•	our obligation to duly and punctually pay the principal of and premium, if any, and interest on the series of debt securities if the debt securities are not paid from the money or securities held by the trustee;

•	certain of the events of default described under “Events of Default” below; and

•	other specified provisions of the indenture including, among others, those relating to registration, transfer and exchange, lost or stolen securities, maintenance of place of payment and, to the extent applicable to the series, the redemption and sinking fund provisions of the indenture.

Defeasance of debt securities of any series is subject to the satisfaction of specified conditions, including, among others, the absence of an event of default at the date of the deposit and the perfection of the holders’ security interest in the deposit.

Satisfaction and Discharge of any Series

Upon the deposit of money or securities contemplated above and the satisfaction of specified conditions, the provisions of the indenture (excluding the exceptions discussed above under the heading “Defeasance of any Series”) would no longer be effective as to the related debt securities, we may cease to comply with our obligation to pay duly and punctually the principal of and premium, if any, and interest on a particular series of debt securities, the events of default in the indenture no longer would be effective as to such debt securities and thereafter the holders of the series of debt securities will be entitled only to payment out of the money or securities deposited with the trustee.

The specified conditions include, among others, except in limited circumstances involving a deposit made within one year of maturity or redemption:

•	the absence of an event of default at the date of deposit or on the 91st day thereafter;

•	our delivery to the trustee of an opinion of nationally-recognized tax counsel, or our receipt or publication of a ruling by the Internal Revenue Service, to the effect that holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge, and the holders will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and discharge had not occurred; and

•	that we receive an opinion of counsel to the effect that the satisfaction and discharge will not result in the delisting of the debt securities of that series from any nationally-recognized exchange on which they are listed.

Events of Default

As to any series of debt securities, an event of default is defined in the indenture as being:

•	default for 30 days in payment of any interest on the debt securities of that series; or

•	failure to pay principal or premium, if any, with respect to the debt securities of that series when due; or

•	failure to pay or satisfy any sinking fund payment or similar obligation with respect to any series of debt securities when due; or

•	failure to observe or perform any other covenant, warranty or agreement in the indenture or debt securities of any series, other than a covenant, warranty or agreement, a default in whose performance or whose breach is specifically dealt with in the section of the indenture governing events of default, if the failure continues for 60 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series then outstanding; or

•	uncured or unwaived failure to pay principal of or interest on any of our other obligations for borrowed money, including default under any other series of debt securities, beyond any period of grace with respect thereto if (A) the aggregate principal amount of the obligation is in excess of the greater of $50,000,000 or 5% of our consolidated total debt; and (B) the default in payment is not being contested by us in good faith and by appropriate proceedings; or

•	specified events of bankruptcy, insolvency, receivership or reorganization; or

•	any other event of default provided with respect to debt securities of that series.

Notice and Declaration of Defaults

So long as the debt securities of any series remain outstanding, we will be required to furnish annually to the trustee a certificate of one of our corporate officers stating whether, to the best of their knowledge, we are in default under any of the provisions of the indenture, and specifying all defaults, and the nature thereof, of which they have knowledge. We will also be required to furnish to the trustee copies of specified reports filed by us with the SEC.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series for which there are debt securities outstanding which is continuing, give to the holders of those debt securities notice of all uncured defaults known to it, including events specified above without grace periods. Except in the case of default in the payment of principal, premium, if any, or interest on any of the debt securities of any series or the payment of any sinking fund installment on the debt securities of any series, the trustee may withhold notice to the holders if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

The trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of any series may declare the debt securities of that series immediately due and payable upon the occurrence of any event of default after expiration of any applicable grace period. In some cases, the holders of a majority in principal amount of the debt securities of any series then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest, including sinking fund payments.

If a specified event of bankruptcy, insolvency, receivership, or reorganization occurs and is continuing, then the principal amount of (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in their terms as due and payable upon acceleration) and any accrued and unpaid interest on that series will immediately become due and payable without any declaration or other act on the part of the trustee or any holder.

Actions upon Default

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default with respect to any series of debt securities occurs and is continuing, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of debt securities outstanding of any series unless the holders have offered to the trustee reasonable indemnity. The right of a holder to institute a proceeding with respect to the indenture is subject to conditions precedent including notice and indemnity to the trustee, but the holder has a right to receipt of principal, premium, if any, and interest on their due dates or to institute suit for the enforcement thereof, subject to specified limitations with respect to defaulted interest.

The holders of a majority in principal amount of the debt securities outstanding of the series in default will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred on the trustee. Any direction by the holders will be in accordance with law and the provisions of the indenture, provided that the trustee may decline to follow any such direction if the trustee determines on the advice of counsel that the proceeding may not be lawfully taken or would be materially or unjustly prejudicial to holders not joining in the direction. The trustee will be under no obligation to act in accordance with the direction unless the holders offer the trustee reasonable security or indemnity against costs, expenses and liabilities which may be incurred thereby.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

We and our affiliates utilize a full range of treasury services, including investment management and currency and derivative trading, from the trustee and its affiliates in the ordinary course of business to meet our funding and investment needs.

Under the indenture, the trustee is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the indenture and specified related matters.

Book-Entry, Delivery and Form

Except as set forth below, debt securities will be represented by one or more permanent, global note in registered form without interest coupons (the “Global Notes”).

The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Certificated Notes except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or agents of the trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for definitive notes in registered certificated form (“Certificated Notes”), and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $1,000 and in integral multiples of $1,000, if:

•	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days; or

•	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note also may be exchanged for Certificated Notes in the limited other circumstances permitted by the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of

DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DESCRIPTION OF DEBT WARRANTS

We may issue, alone or together with debt securities, debt warrants for the purchase of debt securities. The debt warrants will be issued under debt warrant agreement to be entered into between us and a warrant agent to be selected at time of issuance. The debt warrant agreement may include or incorporate by reference standard warrant provisions.

General

If debt warrants are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the debt warrants, including, among other things, the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which that right will expire;

•	a discussion of material federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

Holders of debt warrants do not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, or interest on, the debt securities or to enforce any of the covenants of the debt securities or the indenture except as otherwise provided in the indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by surrendering the debt warrant certificate at the warrant agent office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate completed and signed by the warrant holder, or its duly authorized agent, with such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holder’s election to exercise all or a portion of the debt warrants evidenced by the certificate. Surrendered debt warrant certificates must be accompanied by payment of the aggregate exercise price of the debt warrants to be exercised, as set forth in the related prospectus supplement and/or other offering material.

Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrant holder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued representing the unexercised debt warrants.

DESCRIPTION OF PREFERRED STOCK

We are authorized to adopt resolutions providing for the issuance, in one or more series, of up to 15,000,000 shares of preferred stock, $1.00 par value, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be adopted by the board of directors or a duly authorized committee thereof. We have no outstanding shares of preferred stock. However, 450,000 shares of a series of preferred stock have been designated as Series A Junior Preferred Stock (the “Series A Junior Preferred Stock”) and are reserved for issuance upon exercise of certain preferred stock purchase rights associated with each share of our common stock pursuant to our rights agreement.

The description below sets forth certain general terms and provisions of the shares of preferred stock covered by this prospectus.” The specific terms of the preferred stock to be offered (the “Offered Preferred Stock”) will be described in the prospectus supplement relating to such Offered Preferred Stock. The following summaries of certain provisions of the preferred stock do not purport to be complete and are subject to, and are qualified in their entirety by reference to, our restated certificate of incorporation and the certificate of designation relating to the particular series of preferred stock.

If so indicated in the prospectus supplement, the terms of the Offered Preferred Stock may differ from the terms set forth below.

General

Unless otherwise specified in the prospectus supplement relating to the Offered Preferred Stock, each series of preferred stock will rank on a parity as to dividends, upon liquidation and in all other respects with all other preferred stock, except the Series A Junior Preferred Stock, which will, if issued, rank junior to all series of preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. The preferred stock will not be convertible into shares of common stock or other shares and holders thereof will have no preemptive rights. The preferred stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the prospectus supplement relating to the Offered Preferred Stock.

Reference is made to the prospectus supplement relating to the Offered Preferred Stock offered thereby for specific terms, including:

•	The title and stated value of such preferred stock.

•	The number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock.

•	The dividend rate(s), period(s) and/or payment date(s) or methods of calculation thereof applicable to such preferred stock.

•	The date from which dividends on such preferred stock shall accumulate, if applicable.

•	The procedures for any auction and remarketing, if any, of such preferred stock.

•	The provision for a sinking fund, if any, for such preferred stock.

•	The provision for redemption, if applicable, of such preferred stock.

•	Any listing of such preferred stock on any securities exchange.

•	Any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Subject to the terms of the Offered Preferred Stock, the remaining authorized shares of undesignated preferred stock may be issued by us in one or more series, at any time or from time to time, with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the board of directors or any duly authorized committee thereof shall determine, all without further action of the stockholders, including holders of the preferred stock.

As used herein, the term “Pari Passu Preferred” means the Preferred Stock and any shares of stock issued by us ranking on a parity with the Preferred Stock as to payment of dividends and upon distribution of assets, and the term “Junior Stock” means the Common Stock, the Series A Junior Preferred Stock and any other stock issued by us ranking junior to the Pari Passu Preferred.

Dividends

Holders of the Offered Preferred Stock will be entitled to receive cash dividends, when, as and if declared by the board of directors out of our assets legally available for payment, at such rate and on such dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record dates fixed by the board of directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If, for any dividend period or periods, dividends on any Pari Passu Preferred have not been paid or declared and set apart for payment, we may not declare any dividends (except a dividend payable in Junior Stock or in options, rights or warrants to purchase or acquire Junior Stock) on, or make any distribution (except as aforesaid) on the Junior Stock, or make any payment on account of the purchase, redemption or other retirement of Junior Stock (except out of the proceeds of the sale of Junior Stock). Dividends in full may not be declared or paid or set apart for payment on any series of Pari Passu Preferred unless (i) there shall be no arrearages in dividends for any past dividend periods on any series of Pari Passu Preferred and (ii) to the extent that such dividends are cumulative, dividends in full for the current dividend period have been declared or paid on all Pari Passu Preferred. Any dividends declared or paid when dividends are not so declared, paid or set apart in full shall be shared ratably by the holders of all series of Pari Passu Preferred in proportion to such respective arrearages and undeclared and unpaid current cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of the Offered Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of any Junior Stock, liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the company, the amounts payable with respect to the Pari Passu Preferred are not paid in full, the holders of Pari Passu Preferred will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Pari Passu Preferred will not be entitled to any further participation in any distribution of assets by us. A consolidation or merger of the company with or into any corporation or corporations or a sale of all or substantially all of our assets shall not be deemed to be a liquidation, dissolution or winding up of the company.

Redemption

If so determined by the board of directors, the Offered Preferred Stock will be redeemable in whole or in part at our option, at the times and at the redemption prices set forth in the applicable prospectus supplement and/or other offering documents.

If dividends on any series of Pari Passu Preferred have not been paid in full or declared and set apart for payment, no series of Pari Passu Preferred may be redeemed as a whole or in part, unless all series of Pari Passu Preferred are simultaneously redeemed, and we may not purchase or acquire any shares of Pari Passu Preferred otherwise than pursuant to an exchange offer made on the same terms to all holders of Pari Passu Preferred, without in either case the consent of the holders of at least two-thirds of all Pari Passu Preferred voting together as a single class without regard to series.

Voting Rights

Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. If the equivalent of six quarterly dividends payable on any series of preferred stock or any other series of Pari Passu Preferred that has comparable voting rights are in default (whether or not declared or consecutive), the number of directors of the company shall be increased by two and the holders of all outstanding series of preferred stock and such Pari Passu Preferred (whether or not dividends thereon are in default), voting as a single class without regard to series, will be entitled to elect the two additional directors until all dividends in default have been paid or declared and set apart for payment. The holders of preferred stock and such Pari Passu Preferred may exercise such special class voting rights at meetings of the stockholders for the election of directors or, under certain circumstances, at special meetings for the purpose of electing such directors, in either case at which the holders of not less than one-third of the aggregate number of shares of Preferred Stock and such Pari Passu Preferred are present in person or by proxy.

The affirmative vote of the holders of at least two-thirds of the outstanding Pari Passu Preferred, voting as a single class without regard to series, will be required (i) for any amendment of our restated certificate of incorporation that will adversely affect the preferences, rights or voting powers of the Pari Passu Preferred, but, in any case in which one or more, but not all, series of Pari Passu Preferred would be so affected as to their preferences, rights or voting powers, only the consent of the holders of at least two-thirds of the shares of each series that would be so affected, voting separately as a class, shall be required or (ii) to issue any class of stock that shall have preference as to dividends or distribution of assets over any outstanding Pari Passu Preferred.

DESCRIPTION OF PREFERRED WARRANTS

We may issue, alone or together with preferred stock, warrants for the purchase of preferred stock. The preferred warrants will be issued under a preferred stock warrant agreement to be entered into between us and a warrant agent to be selected at the time of the issue. The preferred stock warrant agreement may include or incorporate by reference standard warrant provisions.

General

If preferred warrants are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the preferred warrants, including, among other things, the following:

•	the offering price, if any;

•	the designation and terms of the preferred stock purchasable upon exercise of the preferred warrants;

•	if applicable, the date on and after which the preferred warrants and the related offered securities will be separately transferable;

•	the number of shares of preferred stock purchasable upon exercise of one preferred warrant and the initial price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the preferred warrants will commence and the date on which that right will expire;

•	a discussion of material federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the preferred warrants; and

•	any other terms of the preferred warrants.

Exercise of Preferred Warrants

Preferred warrants may be exercised by surrendering to the preferred warrant agent the preferred stock warrant certificate with the form of election to purchase on the reverse side of the certificate duly completed and signed by the warrant holder, or its duly authorized agent, with such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holders election to exercise all or a portion of the preferred warrants evidenced by the certificate. Surrendered preferred stock warrant certificates must be accompanied by payment of the aggregate exercise price of the preferred warrants to be exercised, as set forth in the related prospectus supplement and/or other offering material. The payment must be made in U.S. dollars, unless otherwise provided in the related prospectus supplement and/or other offering material. Upon the preferred warrant agent’s receipt of the surrendered preferred stock warrant certificates and payment of the aggregate exercise price of the preferred warrants, the preferred warrant agent will request that the transfer agent issue and deliver to or upon the written order of the exercising warrant holder, a certificate representing the number of shares of preferred stock purchased. If less than all of the preferred warrants evidenced by any preferred stock warrant certificate are exercised, the preferred warrant agent will deliver to the exercising warrant holder a new preferred stock warrant certificate representing the unexercised preferred stock warrants.

Anti-dilution and Other Provisions

The exercise price payable and the number of shares of preferred stock purchasable upon the exercise of each preferred stock warrant, and the number of preferred stock warrants outstanding, will be subject to adjustment if specified events occur. In lieu of adjusting the number of shares of preferred stock purchasable upon exercise of each preferred stock warrant, we may elect to adjust the number of preferred stock warrants. No adjustment in the number of shares purchasable upon exercise of the preferred stock warrants will be required until cumulative adjustments require an adjustment of at least 1% of the number of shares purchasable. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of preferred stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. In the case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding preferred stock warrant will have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of preferred stock into which the preferred stock warrants were exercisable immediately prior to the consolidation, merger, or sale or conveyance, subject to payment of the aggregate exercise price of the preferred stock warrants.

No Rights as Shareholders

Prior to the exercise of their preferred warrants, holders of preferred warrants will not, solely by virtue of such holdings, have any of the rights of holders of the preferred stock purchasable upon such exercise, and will not be entitled to any dividend payments on the preferred stock purchasable upon such exercise.

DESCRIPTION OF CURRENCY WARRANTS

We may issue, together with debt securities or warrants to purchase debt securities or separately, currency warrants either in the form of currency put warrants entitling the holders thereof to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or in the form of currency call warrants entitling the holders thereof to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars. The spot exchange rate of the applicable base currency, upon exercise, as compared to the U.S. dollar, will determine whether the currency warrants have a cash settlement value on any given day prior to their expiration. The currency warrants will be issued under a currency warrant agreement to be entered into between us and a warrant agent to be selected at the time of the issue. The currency warrant agreement may include or incorporate by reference standard warrant provisions.

General

If currency warrants are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the currency warrants, including, among other things, the following:

•	the offering price, if any;

•	if applicable, the date on and after which the currency warrants and the related offered securities will be separately transferable;

•	the principal amount of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars or the right to purchase a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars;

•	the date on which the right to exercise the currency warrants will commence and the date on which that right will expire;

•	a discussion of material federal income tax considerations;

•	whether the warrants represented by the currency warrant certificates will be issued in registered or bearer form; and

•	any other terms of the currency warrants.

Exercise of Currency Warrants

Currency warrants may be exercised by surrendering the currency warrant certificate at the warrant agent office of the currency warrant agent, with the form of election to purchase on the reverse side of the currency warrant certificate completed and signed by the warrant holder, or its duly authorized agent, with such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holder’s election to exercise all or a portion of the currency warrants evidenced by the certificate. Surrendered currency warrant certificates must be accompanied by payment of the aggregate exercise price of the currency warrants to be exercised, as set forth in the related prospectus supplement and/or other offering material.

LEGAL MATTERS

Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, our counsel, will pass upon the validity of the securities offered pursuant to this prospectus and the prospectus supplements. The opinion of Foley & Lardner LLP may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance and sale of any securities. The opinion of Foley & Lardner LLP may be subject to other conditions and assumptions, as indicated in the prospectus supplements.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Snap-on Incorporated’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express unqualified opinions on the financial statements and include an explanatory paragraph relating to the adoption of FASB Interpretation 46R and changes in reportable segments, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

The combined financial statements of ProQuest Business Solutions Inc. and its Related Entities as of and for the year ended December 31, 2005 have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (File No. 001-07724). We also filed a Registration Statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Commission’s web site at http://www.sec.gov or on our website located at http://www.snapon.com.

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

i. Annual Report on Form 10-K for the year ended December 31, 2005 filed on February 21, 2006;

ii. Quarterly Report on Form 10-Q for the quarter ended April 1, 2006 filed on May 1, 2006; Quarterly Report on Form 10-Q for the quarter ended July 1, 2006 filed on July 26, 2006; and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed on October 23, 2006; and

iii. Current Report on Form 8-K dated February 1, 2006 filed on February 2, 2006; Current Report on Form 8-K dated February 16, 2006 filed on February 22, 2006; Current Report on Form 8-K dated April 17, 2006 filed on April 21, 2006; Current Report on Form 8-K dated April 27, 2006 filed on May 3, 2006; Current Report on Form 8-K dated May 10, 2006 filed on May 16, 2006; Current Report on Form 8-K dated August 3, 2006 filed on August 9, 2006; Current Report on Form 8-K dated October 20, 2006 filed on October 23, 2006; Current Report on Form 8-K dated November 1, 2006 filed on November 2, 2006; Current Report on Form 8-K dated November 10, 2006 filed on November 16, 2006; and Current Report on Form 8-K dated November 28, 2006 filed on December 4, 2006 and amended on January 9, 2007.

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices:

Snap-on Incorporated
Attn: Secretary
2801 80th Street
Kenosha, Wisconsin 53143
(262) 656-5200

$250,000,000

Snap-on Incorporated

6.125% Notes due 2021

PROSPECTUS SUPPLEMENT

August 11, 2009

Active Bookrunners

Citi
J.P. Morgan

Passive Bookrunners

Mizuho Securities USA Inc.
UBS Investment Bank
Barclays Capital

Co-Managers

BBVA Securities		Credit Suisse
Fifth Third Securities, Inc.		RBC Capital Markets
Robert W. Baird & Co.		SOCIETE GENERALE
The Williams Capital Group, L.P.		U.S. Bancorp Investments, Inc.